MEMORANDUM OF UNDERSTANDING

On September 29, 2011, Coghlan Family Corporation ("CFC") loaned MIP Solutions, Inc. (the "Company") the sum of One Hundred Fifty Thousand ($150,000) Dollars evidenced by a Promissory Note, Security Agreement and Common Stock Purchase Warrant.

The promissory note was originally due on March 29, 2012. CFC extended the due dates. The note was due on August 1, 2012. On June 25, 2012, CFC terminated the Security Agreement. On August 1, 2012, CFC further extended the due date of the note from August 1, 2012 to May 1, 2013, surrendered for cancellation the Common Stock Purchase warrants dated September 29, 2012, reduced the interest rate from 12% to 9%, while the Maker agreed to a principal reduction payment of $25,000, which principal reduction payment was not made by the Maker.

Coghlan Family Corporation agrees to modify the promissory note evidenced by the Second Amendment to the Promissory Note upon the following terms:

1. CFC agrees to lend an additional $50,000, increasing the Principal balance of the Note to $175,000, to the Maker and waive any/all defaults that may have existed on the Note.

2. Maker agrees that the additional advance of Principal will NOT be used for payroll or payroll like (Frontier Mutual, LLC and Greg Wilson esquire) expenses.

3. Maker agrees that the first 3-months of interest (January - March) will be withheld from the additional advance of principal. The specific amount of which is $4,750 (January $1,250, February $1,750 and March $1,750).

4. CFC and Maker agree to increase the interest rate on the original note from 9% to 12% per annum.

5. CFC agrees to extend the due date of principal repayment to May 1, 2014 or the successful raising of $500,000 of funding through a private placement, whichever occurs first.

6. Maker, AWG International Water Corporation, formerly known as MIP Solutions, Inc. agrees to issue 150,000 Common Stock Purchase Warrants with an exercise price of $0.03 per share and a 3-year expiration dated February 1, 2013.

7. CFC agrees to surrender the First Amendment to the Promissory Note dated August 1, 2012 to Maker upon presentation of this signed memorandum and the Second Amendment to the Promissory Note dated February 1, 2013.

Dated this 1st day of February, 2013.

COGHLAN FAMILY CORPORATION	AWG INTERNATIONAL WATER CORP.
By: John Coghlan	By: Jeff R. Mitchell
Title: President	Title: Chief Financial Officer